Exhibit 99.1

ACME UNITED CORPORATION                   NEWS RELEASE

CONTACT:	Paul G. Driscoll	Acme United Corporation	60 Round Hill Road	Fairfield, CT 06824
	Phone: (203) 254-6060	FAX: (203) 254-6521

 FOR IMMEDIATE RELEASE   October 7, 2009

ACME UNITED CORPORATION BOARD APPROVES STOCK BUYBACK AND CASH DIVIDEND

FAIRFIELD, CONN. – October 7, 2009 – Acme United Corporation (NYSE AMEX:ACU) announced today that its Board of Directors approved a new stock repurchase program of up to 200,000 common shares.  The Company may repurchase up to 49,335 shares under its repurchase program previously announced on December 19, 2008.

The Board of Directors also declared a cash dividend of 5 cents per share on its outstanding common stock.  The dividend is payable on November 10, 2009 to stockholders of record on the close of business on October 20, 2009.

Walter C. Johnsen, Chairman and CEO said, “Acme United is generating strong cash flow despite soft sales and earnings.  Our debt continues to decline and we feel we are well positioned to take advantage of growth opportunities.  We believe purchasing our stock is an attractive use of cash for our shareholders”.

There were 3,258,368 shares outstanding as of October 6, 2009.

ACME UNITED CORPORATION is a specialized supplier of cutting devices, measuring instruments, and safety products for school, home, office, hardware and industrial use. Its leading brands include Westcott®, Clauss®, and PhysiciansCare ®.

Forward-looking statements in this report, including without limitation, statements related to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements involve risks and uncertainties including without limitation the following:  (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the Company’s plans and results of operations will be affected by the Company’s ability to manage its growth, and (iii) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

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